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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made effective as of the 27th day of December, 2000, by and between o2wireless Solutions, Inc., a Georgia corporation (the "Company") and Michael W. Riley, a Georgia resident ("Employee").

         WHEREAS, the Company and Employee desire to continue the employment of Employee with the Company under the terms and conditions set forth herein; and

         WHEREAS, the Company and Employee desire to set forth in writing all of the covenants, terms and conditions of their agreement and understanding as to such employment.

         NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. EMPLOYMENT AND DUTIES. The Company hereby employs Employee, and Employee hereby accepts such employment. Employee shall serve as Chief Operating Officer and/or President of the Company or such other managerial or executive position(s) as agreed to by the parties. Employee agrees to serve in such capacities and to faithfully and diligently perform such duties, responsibilities and services that are incidental thereto, as well as such other duties, responsibilities and services as may be requested by the Chief Executive Officer or the Board of Directors of the Company from time to time and agreed to by Employee. Employee shall devote his full time, attention and best efforts to the performance of his duties, responsibilities and services to the Company in a lawful manner and in accordance with all policies of and instructions from the Company.

         2. TERM. The term of this Agreement will commence on the date set forth above and will terminate one (1) year thereafter, unless said Agreement is terminated at an earlier date as provided herein. The Agreement shall automatically renew for identical and successive one (1) year term(s) unless either party notifies the other of its intention not to renew the Agreement at least 30 days prior to the expiration of the one year term then in effect; provided, however, that all post-termination rights and obligations hereunder shall survive termination or expiration of this Agreement as provided herein.

         3.       COMPENSATION AND EMPLOYEE BENEFITS.

                  (a) Compensation. Employee shall receive an annualized salary (the "Base Salary") of Two Hundred Ten Thousand Dollars ($210,000.00), which shall be paid in accordance with the Company's regular payroll practices and subject to any and all withholdings pursuant to applicable law.

                  Employee is also eligible to receive additional annualized incentive compensation if the Company meets the revenue, gross profit, EBITDA, and working capital targets and the


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Employee attains the specified management business objectives set forth on, and in accordance with, Exhibit "A," which is attached hereto and incorporated herein by reference. The Employee's right to receive incentive compensation hereunder will be measured on a quarterly basis and, if earned, will be payable quarterly.

                  (b) Stock Options. Pursuant and subject to the terms and conditions of the Amended and Restated 1998 Stock Option Plan between the Company and Employee of even date herewith (the "Stock Option Plan"), Employee has received stock options to purchase up to four hundred fifty thousand (450,000) shares of the common stock of the Company at an exercise price of $6.375 per share, (the "Stock Options"), in accordance with the stock option agreement attached hereto and incorporated herein by reference as Exhibit B ("Stock Option Agreement"). Provided, however, Employee acknowledges and agrees that his rights to the Stock Options shall be forfeited, and such Stock Options shall not ever vest, if he voluntarily leaves the employ of the Company before December 27, 2001. In the event Employee is employed with the Company and a Change of Control occurs, the Stock Options will vest and become exercisable in full on the date of such Change of Control.

                  (c) Employee/Fringe Benefits. Employee shall be eligible to participate in all employee benefit programs and fringe benefits (including, but not limited to, medical, dental, vision, life, accidental death and dismemberment, travel, accident and short-term/long-term disability insurance plans or programs, paid time-off, paid holidays, etc.) generally made available to executive employees of the Company, subject to any and all terms, conditions, and eligibility requirements for said programs and benefits, as may from time to time be prescribed by the Company.

                  (d) Other Business Expenses. The Company shall reimburse Employee for his actual out-of-pocket, business expenses that are incurred by Employee and are reasonable and necessary in relation to and in furtherance of Employee's performance of his duties to the Company. Such reimbursement shall be subject to compliance with the Company's reimbursement policies and the provision of substantiating documents of said expenses as may be reasonably requested by the Company.

                  (e)      Vacation. Employee shall be entitled to twenty-one
(21) days Paid Time Off (PTO) per year for vacation. Illness, other personal time away from work, and holidays shall be allowed in accordance with the Company's normal policies; provided, that vacation shall be taken at such times as shall not unreasonably interfere with the Employee's responsibilities hereunder.

         4. TERMINATION. This Agreement may be terminated prior to the expiration of the term as follows:

                  (a) Death or Disability. Employee's employment hereunder shall terminate automatically upon Employee's death. In such event, Employee's estate shall be entitled to receive any earned and unpaid Base Salary and bonus, prorated through the date of death. If Employee is prevented from performing his material duties hereunder as a result of physical or


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mental illness, injury or incapacity for either (i) a period of ninety (90)
consecutive days or (ii) more than one hundred-eighty (180) days in the aggregate in any twelve (12) month period, then the Company may terminate Employee's employment upon written notice to Employee. While receiving disability income payments under the Company's disability income plan, Employee shall not be entitled to receive any Base Salary hereunder, but shall continue to participate in the Company's benefit plans, to the extent permitted by such plans, until the termination of his employment.

                  (b) For Cause. The Company may terminate Employee's employment hereunder for Cause at any time upon notice to Employee setting forth in reasonable detail the nature of such Cause. In the event that the Company terminates Employee's employment for Cause (or Employee resigns from his employment with the Company), the Company shall not be obligated to pay any salary, severance, or other compensation to Employee after the effective date of termination, other than accrued and unpaid Base Salary and bonus earned through the date of termination.

                  (c) Without Cause. In the event the Company terminates this Agreement without Cause prior to December 27, 2001, or the parties do not agree to renew this Agreement for a successive one (1) year term, after December 26, 2001, then Employee shall be entitled to (i) severance pay in the form of continuation of his annualized Base Salary through December 26, 2002, which shall be paid in accordance with the Company's regular payroll practices and subject to any and all withholdings pursuant to applicable law, and (ii) a pro rata portion of his incentive bonus, if any, contemplated by Section 3(a) for the quarter in which his employment terminated based upon the number of days in the quarter elapsed prior to such termination. In addition, the Company shall continue to provide, through COBRA or otherwise, medical insurance coverage contemplated by Section 3(c) for a period of twelve months following the date of Employee's termination without Cause prior to December 27, 2001, or until Employee's earlier commencement of employment with any other entity. Payment of the severance benefits set forth herein shall be subject to Employee's continued compliance with the provisions of Section 5 hereof.

         5. PROTECTIVE COVENANTS. Employee is, and will become during the course of employment, intimately familiar with Confidential Information, Trade Secrets, products and services, and other property of the Company. The protection of the Company requires that all such property and information must remain the sole and private property of the Company to be used only for the Company's benefit, not to be disclosed to any other party nor used by Employee against the Company or for the benefit of any other person. Employee shall, upon request of the Company, and without request promptly on termination of employment, deliver all Company Property in Employee's possession or control to the Company. Employee acknowledges and agrees that title to all Company Property is vested in the Company. In addition, Employee warrants, represents, covenants and agrees, during the term of his employment and for the periods described below, as follows:

                  (a) Covenant Not to Solicit Business from Certain Customers. By virtue of his position with the Company, Employee shall be given an opportunity to, and shall have an


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obligation to, participate in strategic planning with respect to competitors of the Company and shall be made privy to the Company's marketing strategy, product development, pricing, timing and other matters specifically designed to address market competition. In addition, Employee acknowledges that during the course of his employment by the Company, Employee shall have a duty to, and shall be given an opportunity to, make contact with and strengthen ties with Customers and potential Customers of the Company. For a period through December 27, 2002, Employee shall not, directly or indirectly, for himself or any other person or entity, solicit any Customer for the purchase or license by such Customer of any product or service competitive with any of the products and services which the Company offered within, or, with Employee's knowledge, contemplated offering during, the one-year period preceding termination of Employee's employment.

                  (b) Covenant Not to Solicit Employees. For a period of two (2) years following the date of termination of his employment with the Company or expiration of this Agreement, Employee shall not, directly or indirectly, for himself or any other person or entity, employ or solicit the employment of any employee of the Company for the purpose of causing such employee to take employment with Employee or any other person or entity until such employee or former employee has ceased to be employed by the Company for a period of six (6) months.

                  (c) Covenant Not to Disclose Confidential Information or Trade Secrets. Employee shall not disclose to any person whatsoever or use any Trade Secrets or Confidential Information of the Company, other than as necessary in the fulfillment of his duties to the Company in the course of employment. This paragraph shall be effective during the term of this Agreement and for a period of two (2) years after termination of employment with the Company or expiration of this Agreement with respect to all Confidential Information, and shall remain in effect with respect to all Trade Secrets so long as such information remains a trade secret under applicable law.

                  (d) Assistance in Litigation. Employee shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to Employee. The Company shall promptly reimburse Employee for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this subsection. Provided, however, that Employee's obligations under this subsection shall only exist during the term of this Agreement and during the period, if any, during which he receives compensation from the Company following the termination or expiration of this Agreement.

                  (e) Breach or Invalidity of Covenant. The parties expressly acknowledge and agree that the severance benefits provided for in
Section 4 hereof are in consideration for, and are directly dependent upon, the Employee's agreement to be bound by and performance of the provisions of this
Section 5, and in the event Employee breaches the covenants contained herein, then the parties agree that there shall be a total failure of consideration for the severance


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obligations set forth in Section 4, and Employee shall not be entitled to receive any severance benefits.

         6.       WORK PRODUCT; INVENTIONS.

                  (a) Ownership by the Company. The Company shall own all right, title and interest in and to all work product developed by Employee in Employee's provision of services to the Company, including without limitation, all preliminary designs and drafts, all other works of authorship, all derivative works and patentable and unpatentable inventions and improvements, all copies of such works in whatever medium such copies are fixed or embodied, and all worldwide copyrights, trademarks, patents or other intellectual property rights in and to such works (collectively the "Work Product"). All copyrightable materials of the Work Product shall be deemed a "work made for hire" for the purposes of U.S. Copyright Act, 17 U.S.C. ss. 101 et seq., as amended.

                  (b) Assignment and Transfer. In the event any right, title or interest in and to any of the Work Product (including without limitation all worldwide copyrights, trademarks, patents or other intellectual property rights therein) does and shall not vest automatically in and with the Company, Employee agrees to and hereby does irrevocably assign, convey and otherwise transfer to the Company, and the Company's respective successors and assigns, all such right, title and interest in and to the Work Product with no requirement of further consideration from or action by Employee or the Company.

                  (c) Registration Rights. The Company shall have the exclusive worldwide right to register, in all cases as "claimant" and when applicable as "author," all copyrights in and to any copyrightable element of the Work Product, and file any and all applicable renewals and extensions of such copyright registrations. The Company shall also have the exclusive worldwide right to file applications for and obtain (i) patents on and for any of the Work Product in Employee's name and (ii) assignments for the transfer of the ownership of any such patents to the Company.

                  (d) Additional Documents. Employee agrees to execute and deliver all documents requested by the Company regarding or related to the ownership and/or other intellectual property rights and registrations specified herein. Employee hereby further irrevocably designates and appoints the Company as Employee's agent and attorney-in-fact to act for and on Employee's behalf and stead to execute, register and file any such assignments, applications, registrations, renewals and extensions and to do all other lawfully permitted acts to further the registration, prosecution and issuance of patents, copyright or similar protections with the same legal force and effect as if executed by Employee.

         7. EMPLOYEE'S OBLIGATIONS UPON TERMINATION. Upon the termination of Employee's employment hereunder for whatever reason, Employee shall, if requested by the Company, immediately tender Employee's resignation from any office Employee may hold with the Company, and Employee shall not at any time thereafter represent himself to be connected or to have any connection with the Company or its related entities.


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         8.       ASSIGNMENT. Due to the personal service nature of Employee's obligations, Employee may not assign this Agreement. Subject to the restrictions in this Section, this Agreement shall be binding upon and benefit the parties hereto, and their respective heirs, successors or assigns.

         9. LEGALITY AND SEVERABILITY. The parties covenant and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule or regulation. In the event a court of competent jurisdiction finds any provision herein (or subpart thereof) to be illegal or unenforceable, the parties agree that the court shall modify said provision(s) (or subpart(s) thereof) to make said provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable. Any illegal or unenforceable provision (or subpart thereof), or any modification by any court, shall not affect the remainder of this Agreement, which shall continue at all times to be valid and enforceable.

         10.      MUTUAL NON-DISPARAGEMENT; PRESS RELEASES.

                  (a) Mutual Non-Disparagement. The Company and Employee agree that neither party will undertake any disparaging or harassing conduct directed at the other at any time during the term of this Agreement or following termination hereof.

                  (b) Press Releases. Other than as required by applicable law, the parties agree that no public announcement or similar publicity with respect to this Agreement or the termination of Employee's employment with the Company will be issued, if at all, unless the parties agree in writing as to the time, manner and content of such announcement or publicity. Unless consented to by the Company in advance or required by law, Employee shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement or any of its terms or provisions to any person. The parties will consult with each other in good faith concerning the means by which the Company's employee's, customers and suppliers and others having dealings with Employee will be informed of the termination of Employee's employment with the Company.

         11. ENTIRE AGREEMENT; MODIFICATION; GOVERNING LAW. This Agreement constitutes the entire understanding between the parties regarding the subject matters addressed herein and supersedes any prior oral agreements between the parties. This Agreement can only be modified by a writing signed by both parties, and shall be interpreted in accordance with and governed by the laws of the State of Georgia without regard to the choice of law provisions thereof. Notwithstanding the foregoing, the protective provisions contained in Paragraph 5 hereof shall be governed and enforced in accordance with the laws of the State of Georgia.

         12. NEGOTIATED AGREEMENT. Employee and the Company agree that this Agreement shall be construed as drafted by both of them.

         13. REVIEW AND VOLUNTARINESS OF AGREEMENT. Employee acknowledges Employee has had an opportunity to read, review, and consider the provisions of this Agreement, that


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Employee has in fact read and does understand such provisions, and that Employee has voluntarily entered into this Agreement.

         14. ATTORNEYS' FEES. In the event that either party initiates litigation as to a claim for damages, injunction, specific performance or recovery of money (as against the other party) due by reason of this Agreement or breach of such other party's obligations under any of the terms or provisions hereof, the non-prevailing party in any such cause of action shall pay, in addition to such sums as may be due or such other relief to which the prevailing party may be entitled, reasonable attorneys' fees and related costs of the prevailing party.

         15. NON-WAIVER. The failure of a party to insist upon or enforce strict performance of any provision of this Agreement or to exercise any rights or remedies thereunder will not be construed as a waiver by such party to assert or rely upon any such provision, right or remedy in that or any other instance.

         16. NO CONFLICTING OBLIGATIONS. Employee hereby acknowledges and represents that Employee's execution of this Agreement and performance of employment-related obligations and duties for the Company as set forth hereunder will not cause any breach, default or violation of any other employment, non-disclosure, confidentiality, non-competition or other agreement to which Employee may be a party or otherwise bound. Employee hereby agrees that he will not use in the performance of his duties for the Company (or otherwise disclose to the Company) any trade secrets or confidential information of any prior employer or other person or entity if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.

         17. FORUM; ENFORCEMENT. In the event of litigation arising from this Agreement, each party hereby expressly consents to jurisdiction and venue in any State or Federal Court sitting in Cobb County, State of Georgia, and waives any objections to such jurisdiction and venue. Employee further agrees that if Employee were to breach the provisions of Section 5 or 6 hereof, the Company would be irreparably harmed and therefore, in addition to any other remedies available at law, the Company shall be entitled to seek equitable relief, including without limitation, specific performance and preliminary and permanent injunction, against any breach or threatened breach of said Sections 5 and 6, without having to post bond.

         18. NOTICES. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

                  If to Employee:       Michael W. Riley
                                        575 Meadows Creek Drive
                                        Alpharetta, Georgia  30202


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                  If to the Company:    o2wireless Solutions, Inc.
                                        440 Interstate North Pkwy.
                                        Atlanta, GA  30339
                                        Attention: Chief Executive Officer

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date received.

         19. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                  (a)      "CAUSE." Cause shall exist:

                           (i) In the event of Employee's willful and persistent inattention to his duties hereunder or Employee's commission of acts amounting to gross negligence or willful misconduct to the detriment of the Company;

                           (ii) If Employee is convicted of (from which conviction no appeal may be taken or the time in which to take an appeal has expired), pleads guilty to, enters a plea of nolo contendre for or confesses to any felony upon or any act of fraud or embezzlement of funds or property;

                           (iii) If Employee has breached or violated any covenant, warranty or agreement that he has entered into with the Company or its affiliate(s) or has engaged in a dishonest act to the material damage or prejudice of the Company or its affiliate(s), or conduct or in activities that would likely damage the business or reputation of the Company or its affiliate(s);

                           (iv) If Employee has failed without reasonable cause to devote his full business time to his employment by the Company hereunder and such failure continues for a period of thirty (30) days after notice to Employee from the Board of Directors regarding such failure; or

                           (v) If Employee fails to follow directions set out in written resolutions passed by the Board of Directors and such failure continues for a period of thirty (30) days after notice to Employee from the Board of Directors regarding such failure.

                  (b) "CHANGE OF CONTROL" shall mean, and shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                           (i) Upon the consummation of any transaction in which any person (or persons acting in concert), partnership, corporation or other organization shall, after the date of this Agreement, own, control, or hold with the power to vote more than 50% of any class of voting securities of the Company; provided,


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                  however, that any such transaction by shareholders of the
                  Company who, as of the date of this Agreement, own 25% or more of the voting securities of the Company, shall not be a Change of Control; or

                           (ii) Upon the consummation of any transaction, after the date of this Agreement, in which the Company, or substantially all of the assets of the Company, shall be sold or transferred to, or consolidated or merged with, another corporation which is not a majority owned subsidiary of the Company; provided, however, if the Company shall become a subsidiary of another corporation or shall be merged or consolidated into another corporation and a majority of the outstanding voting shares of the parent or surviving corporation are owned immediately after such acquisition, merger, or consolidation by the owners of a majority of the voting shares of the Company immediately before such acquisition, merger, or consolidation, then no Change of Control shall be deemed to have occurred.

                  (c) "COMPANY PROPERTY." All property, including, without limitation, real, personal, tangible or intangible, including all computer programs, electronic data, educational or instructional materials, inventions, Confidential Information, Trade Secrets, facilities, trade names, logos, patents, copyrights and all tangible materials and supplies (whether originals or duplicates and including, but not in any way limited to, computer diskettes, brochures, materials, sample products, video tape cassettes, film, catalogs, books, records, manuals, sales presentation literature, training materials, calling or business cards, customer records, customer files, customer names, addresses and phone numbers, directives, correspondence, documents, contracts, orders, messages, memoranda, notes, circulars, agreements, bulletins, invoices and receipts), which in any way pertain to the Company's business, whether furnished to Employee by the Company or prepared, compiled or acquired by Employee while employed by the Company, all being the sole property of the Company.

                  (e) "CONFIDENTIAL INFORMATION." All information or material regarding the Company's business that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging with Employee's knowledge, or information which if disclosed without authorization could be detrimental to the business of the Company, including, but not limited to, its business plans, marketing plans, methods of operation, products, software programs, documentation of computer programs, programming procedures, algorithms, formulas, equipment, techniques, existing and contemplated services, inventions, systems, devices (whether or not patentable), financial information and practices, plans, pricing, selling and marketing techniques, proposals or bids for actual or potential customers, names, addresses and phone numbers of the Company's customers, credit information and financial data of the Company and the Company's customers, particular business requirements of the Company's customers, and special methods and processes involved in designing, producing and selling the Company's products and services, all shall be deemed Confidential Information and the Company's exclusive property; provided, however, that Confidential Information shall not include information that has entered the public domain other


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than through the actions of Employee. Confidential Information shall also include the foregoing types of information with respect to all affiliates of the Company.

                  (f) "CUSTOMER." Customer means any customer or prospective customer of the Company with whom Employee had Material Contact during the twelve (12) months immediately preceding the termination of the Employee's employment with the Company.

                  (g) "MATERIAL CONTACT." Material Contact means significant interaction between the Employee and the customer or potential customer which takes place in an effort to further the business relationship, and shall be deemed to exist between the Employee and each customer or potential customer of the Company with whom the Employee dealt.

                  (h) "TRADE SECRETS." All information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:

                           (i) Derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

                           (ii)     Is the subject of efforts that are
                  reasonable under the circumstances to maintain its secrecy.

         IN WITNESS WHEREOF, the parties hereto have hereunto affixed their hands and seals as of the date first above written.

                                     THE COMPANY:

                                     O2WIRELESS SOLUTIONS, INC.


                                     By: /s/ William J. Loughman
                                         -----------------------------------
                                         Chief Financial Officer
                                         -----------------------------------

                                     EMPLOYEE:

                                         /s/ Michael W. Riley
                                     ---------------------------------------
                                     Michael W. Riley


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